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                                                                 EXHIBIT 10.34.2



Tidewater Marine
February 12, 1996

Horizon Seismic Inc.
11200 Westheimer St., Suite 410
Houston, TX  77042

Attention:       Mr. David Burns
                          Vice President

RE: Time Charter of M/V ABSHIRE TIDE, Official Number 663944

Gentlemen:

         Pursuant to the terms and conditions of that certain Blanket Time Charter dated February 9, 1996, entered into by and between Tidewater Marine, Inc. ("OWNER") and Horizon Seismic Inc. ("CHARTERER'), this letter sets forth our understanding and agreement that the above captioned vessel ("the Vessel"), has been chartered by Owner to Charterer subject to the following:

1.       Date of delivery: Delivery is to be on or about March 2, 1996.

2.       Location of delivery: Quality Shipyards, Inc., Houma, Louisiana.

3.       Location of redelivery: Quality Shipyards, Inc., Houma, Louisiana.

4.       Area of Operations/Navigation Limits: Gulf of Mexico.

5. Minimum term of Charter: Six (6) months. Thereafter, unless cancelled or extended for a specific term, the term hereof shall continue on an indefinite basis.

6. Termination: After the aforesaid minimum term, unless this Short Form Charter Agreement be extended for a specific term, OWNER may terminate this Agreement at any time and for any reason by giving CHARTERER not less than sixty (60) days' written notice of termination; and CHARTERER may terminate this Agreement at any time and for any reason by giving OWNER not less than fifteen (15) days' written notice of termination. In the event this Short Form Charter Agreement is terminated at any time prior to the end of the minimum term for any reason other due to the fault or breach of contract of OWNER, CHARTERER shall pay to OWNER an early termination fee consisting of the remaining unamortized balance of the actual cost incurred by OWNER at the outset of this Short Form Charter Agreement for the modifications described hereinbelow.

7. Daily charter rate: The Vessel's daily charter rate payable to OWNER by CHARTERER for its use of the Vessel shall be as follows:

                 a.       Base Rate                         $3,700/day
                 b.       Extra Crew
                          i.      Cook-                     $  150/day
                          ii.     Messman-                  $  100/day
                          iii.   Mate-                      $  200/day
                 c.       Modification Fee-                 $1,094/day
                                                             ---------

                 Total daily charter rate-                  $5,244/day
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         Note, the aforesaid Modification Fee consists of fifty (50%) percent of the estimated modification cost specified hereinbelow amortized over the minimum term hereof. Although OWNER and CHARTERER agree to work closely with each other in order to minimize, as much as possible, the modification cost, it is understood and agreed that the estimate is not binding on either party hereto; and OWNER's actual out-of-pocket expenses incurred in carrying out the modifications shall be controlling. Therefore, after the actual modification cost has been fully incurred and calculated, the aforesaid Modification Fee shall be adjusted to ensure that OWNER's out-of-pocket expenses incurred in carrying out the modifications are fully reimbursed to OWNER. OWNER shall provide CHARTERER with reasonable supporting documentation to verify the final calculation of OWNER's total out-of-pocket expenses incurred in carrying out the modifications; and once such costs have been fully amortized, CHARTERER's obligation to pay the Modification Fee shall lapse.

8.       Insured value of vessel:  U.S.D. $2,420,000,00.

9.       Special Provisions:

         A. Special Seismic Modifications: At the outset of this Short Form Agreement, OWNER shall carry out (or cause to be carried out) certain modifications to the Vessel in order to permit CHARTERER to operate the Vessel as a dual streamer seismic vessel. Those modifications, which are for CHARTERER's account and are described in more detail in Exhibit "M" hereto, are estimated to cost $380,552.00. Of that amount, it is estimated that OWNER will have an out-of-pocket expense of $215,000 and the components stipulated in Exhibit M as being provided by Horizon are estimated to cost $165,552.00. Prior to the modifications being completed and the Vessel going into service, CHARTERER shall pay to OWNER an "up-front" modification he of $24,724.00, which consists of fifty (50%) percent of the total estimated modification cost ($190,276.00) less the said estimated cost of the Horizon-provided components ($165,552.00). The said up-front modification fee also represents the difference between OWNER's aforesaid estimated out-of-pocket expenses ($215,000.OO) and fifty (50%) percent of the total estimated modification cost ($190,276.00). As provided for in the note to Clause 7 above, the remaining balance of OWNER's out-of-pocket modification cost shall be repaid by CHARTERER to OWNER over the aforesaid six (6) month minimum charter term, with imputed interest built in at the rate of one (1%) percent per month on the unpaid principal. At the conclusion of this Short Form Agreement, the modifications shall be removed at CHARTERER's expense; and, in accordance with Article VIII of the referenced Blanket Time Charter, the Vessel must be restored to the same condition as it was prior to the installation of equipment or structural change, normal wear and tear excepted, all at CHARTERER's expense. All of the equipment and structural material provided or fully paid for by CHARTERER as part of the modification costs shall, at the time of removal from the Vessel at the end of this Short Form Agreement in accordance with this paragraph, be or become the property of CHARTERER.

                 Notwithstanding anything to the contrary contained herein, all additional modifications and/or equipment installations requested by CHARTERER that are not specified in Exhibit "M" for inclusion in the aforesaid cost estimate shall be considered as separate items and shall be provided and/or carried out by CHARTERER at its full cost and expense.

         B.      Meals, Victuals and Lodging:  Notwithstanding anything to the





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                 contrary contained in Article VI of the reference Blanket Time
                 Charter, CHARTERER agrees that it will provide all victuals for the Vessel. OWNER will provide a cook and a messman to prepare and serve the meals aboard the Vessel; and, notwithstanding anything to the contrary confined in Article XVIII. there will be no charge to CHARTERER for meals and lodging provided by OWNER to Charterer's personnel aboard the Vessel.

         C. Standby Rate: For the time that modifications and/or additions are being removed from the Vessel for CHARTERER's account and for the time that modifications and/or additions are being added to the Vessel for CHARTERER's account at the beginning of this charter (except during such time as the Vessel is also undergoing routine, periodic drydocking of the Vessel for OWNER's own account), CHARTERER shall pay to OWNER a standby rate of hire in the amount of $3,500 per day plus the aforesaid Modification Fee, unless the modification cost has been completely amortized and the obligation to pay the Modification Fee has lapsed.

         D. Crew Size: OWNER agrees that the crew complement required for the operation of the Vessel, and which shall be furnished by OWNER and is included in the Vessel's daily charter rate, shall be a total of eight (8) persons, consisting of: a master, two (2) mates, a chief engineer, a cook/able seaman, a messman/ordinary seaman, an oiler, and another able seaman.

         E. Except as otherwise provided in this Short Form Agreement, OWNER, for a period of 180 days, warrants that all work and installations carried out as part of the above-described special seismic modifications to the Vessel will be free of defects in material and workmanship, and all equipment incorporated into the said special seismic modifications, except that supplied, chosen or specified by CHARTERER, shall be of good marine quality. However, OWNER does not warrant that any material or equipment purchased by it for installation on the Vessel is free from manufacturer's defects; and OWNER hereby specifically disclaims any warranties, expressed or implied, with respect to such material or equipment. OWNER does hereby extend the manufacturers warranty or guarantee, if any, to CHARTERER; and OWNER agrees to use its best efforts and will cooperate with CHARTERER in order to enforce any claims against the manufacturers for defects that may occur.

                 The sole and exclusive remedy of CHARTERER for any warranty claims under the Short Form Agreement shall be the obligation of OWNER, during the aforesaid 180 day warrant period, to repair and/or replace, or cause to be repaired or replaced, any such defective workmanship or installation of materials and equipment, provided such defects have not been caused by the negligence of CHARTERER. In no event shall OWNER be responsible for any sum in excess of the cost of the repairs or replacement as specified herein, it being specifically understood that OWNER is not responsible for delay, demurrage, loss of profits, loss of use or any other consequential damages arising in connection with the aforesaid special seismic modifications to the Vessel.

                 Some of the equipment to be installed on the Vessel as part of the above-described special seismic modifications will be supplied, chosen or specified by CHARTERER and some of it will be used equipment, perhaps requiring refurbishment or repair in order to make it operational. It is hereby understood and agreed that any costs incurred by OWNER in repairing or refurbishing equipment supplied, chosen or specified by CHARTERER will be for CHARTERER's





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                 account as part of the total modification cost.  OWNER makes no representations or warranties, express or implied, regarding the condition, suitability for the purpose intended or seaworthiness of the equipment supplied, chosen or specified by CHARTERER, it being understood and agreed that OWNER shall employ due diligence to repair, refurbish and incorporate into the modifications any such equipment supplied, chosen or specified by CHARTERER. Furthermore, the repair and/or replacement of any equipment supplied, chosen or specified by CHARTERER occasioned by latent defects shall be for CHARTERER's account and any delay of loss of time caused thereby shall be at CHARTERER's expense and risk.

         All other terms and conditions of the referenced Blanket Time Charter not inconsistent herewith, shall remain as originally written. If the foregoing meets with your approval, please sign both original counterparts hereof and return one (1) of them to us for our files.

                                             Yours very truly,

                                             TIDEWATER MARINE, INC.


                                             /s/ Marinus Quint
                                             Vice President

MQ/ss

Enclosure

Agreed and Accepted
Horizon Seismic, Inc.


By: /s/ D. Burns (D. Burns)
         Its: Vice President

                          PARENT COMPANY GUARANTEE

         Exploration Holdings Limited, a U.K. corporation, hereby guarantees to OWNER (Tidewater Marine, Inc.) the due performance of all of the obligations of CHARTERER (Horizon Seismic Inc.) under the foregoing short form letter agreement relating to the time charter of the M/V ABSHIRE TIDE, including, without limitation, the obligation to make timely charter hire payments.

                                             GUARANTOR:

                                             Exploration Holdings Limited



                                             By: /s/ G.M. Harrison
                                                     Managing Director


Attest:


/s/ Neil A.M. Campbell
Corporate Secretary

(Corporate Seal)





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